JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities Filed Pursuant to Rule 433 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the NASDAQ - 100 Index ® due April 29, 2024 Fact Sheet dated October 21, 2022 to Preliminary Pricing Supplement dated October 21, 2022 Summary of Terms Hypothetical Payout Profile* Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & C0. Index: NASDAQ - 100 Index ® (Bloomberg ticker: NDX) Pricing Date 1 : October 24, 2022 Issue Date 1 : October 27, 2022 Calculation Day 1, 2 : April 22, 2024 Stated Maturity Date 1, 2 : April 29, 2024 Principal Amount: $1,000 per security (100% of par) Maturity Payment Amount:  if the ending level is greater than the starting level: $1,000 plus the lesser of: (i) $1,000 î index return î upside participation rate; and (ii) the maximum return;  if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or  if the ending level is less than the threshold level: $1,000 + [$1,000 î (index return + buffer amount)] Starting Level: The closing level of the Index on the pricing date Ending Level: The closing level of the Index on the calculation day Maximum Return: At least 26.40% of the principal amount (at least $264.00 per security) (to be provided in the pricing supplement) Upside Participation Rate: 150% Index Return: (ending level – starting level) / starting level Buffer Amount: 10% Threshold Level: 90% of the starting level Calculation Agent: J.P. Morgan Securities LLC (“JPMS”) Denominations: $1,000 and any integral multiple of $1,000 CUSIP: 48133NT81 Fees and Commissions: Up to 2.475% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.50% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.15% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers. Tax Considerations: See the preliminary pricing supplement. 1 Subject to change 2 Subject to postponement *Assumes a maximum return equal to the lowest maximum return If the ending level is less than the threshold level, you will have 1 - to - 1 downside exposure to the decrease in the level of the Index in excess of the buffer amount, and you will lose some, and possibly up to 90%, of the principal amount of your securities at maturity. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities. If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $961.30 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $940.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information. Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/1665650/0001829126220 18171/jpm_424b2.htm The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement. The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank. THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, product supplement and underlying supplement.

Selected Risk Considerations The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement, product supplement and underlying supplement. Please review the risk disclosure carefully.  If the Ending Level Is Less Than the Threshold Level, You Will Lose Up to 90% of the Principal Amount of Your Securities at Maturity.  Your Return Will Be Limited to the Maximum Return and May Be Lower Than the Return on a Direct Investment in the Securities Composing the Index.  The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.  As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.  No Interest or Dividend Payments or Voting Rights  Lack of Liquidity  The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.  The Tax Consequences of an Investment in the Securities Are Uncertain.  Potential Conflicts  The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities .  The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.  The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.  The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then - Current Estimated Value of the Securities for a Limited Time Period.  Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.  Many Economic and Market Factors Will Impact the Value of the Securities.  The Securities Are Subject to Non - U.S. Securities Risk.  The Maturity Payment Amount Will Depend upon the Performance of Each Index and Therefore the Securities Are Subject to the Risks Associated with the Index, as Discussed in the Accompanying Pricing Supplement, Product Supplement and Underlying Supplement. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co . , any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248 . As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker - dealers and non - bank affiliates of Wells Fargo & Company.